CenterOne Financial Services LLC
S e r v i c e r C o m p l i a n c e S t a t e m e n t
Pursuant to Item 1123
of Regulation AB
I, Edward J. Brown, Jr., do hereby certify that I am the Group Vice President of CenterOne Financial Services LLC, a
Delaware limited liability company, and further certify on behalf of CenterOne Financial Services LLC in its capacity as servicer (the "Servicer") under the Servicing Agreement, dated as of May 31, 2007 (the "Agreement"), among U.S
Bank National Association, Merrill Lynch Bank USA and CenterOne Financial Services LLC as follows:
(i)
A review of the activities of the Servicer covered by the Agreement for the fiscal year ended December 31,
2008 (the "Reporting Period"), and of its performance under the Agreement, has been made under my supervision.
(ii)
To the best of my knowledge, based on the review described above, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
IN WITNESS WHEREOF, I have hereunto set my hand as of March 13, 2009.
CENTERONE FINANCIAL SERVICES LLC
By: /s/ Edward J. Brown Jr.
Name: Edward J. Brown Jr.
TitIe: Group Vice President